EXHIBIT 10.4

REVOLVING LINE OF CREDIT PROMISSORY NOTE

Tampa, Florida
U.S. $5,000,000.00	November 1, 2004

     The undersigned Borrower promises to pay to the order of SUNTRUST BANK, a Georgia banking corporation (hereinafter called “Bank”, which term shall include all subsequent holders of this Note by assignment or otherwise), at its offices located in Tampa, Florida, or order, the sum of FIVE MILLION AND 00/100 DOLLARS ($5,000,000.00), or so much thereof as may be advanced by Bank hereunder, together with interest as required under this Note. Sums shall be advanced to Borrower by Bank hereunder pursuant to the terms and conditions of that certain Loan Agreement of even date herewith, by and between Bank and Borrower. The outstanding principal amount due hereunder may fluctuate up and down from time to time, but shall not exceed Five Million and 00/100ths United States Dollars ($5,000,000.00) in the aggregate principal amount outstanding at any one time.

     The principal outstanding under this Note shall bear interest at the Interest Rate (as hereinafter defined), which Interest Rate shall be adjusted on each Interest Rate Determination Date (as hereinafter defined). The term “Interest Rate” means two percent (2.00%) per annum above One Month LIBOR-Indexed Rate (as hereinafter defined). The term “One Month LIBOR-Indexed Rate” means that rate per annum which is the quotient of:

(i) the rate per annum equal to the offered rate for deposits in U.S. dollars of amounts comparable to the principal amount of the Note offered for a term comparable to the Interest Period, which rate appears on that page of Bloomberg reporting service, or such similar service as determined by the Bank, that displays British Bankers’ Association interest settlement rates for deposits in U.S. Dollars, as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day of such Interest Period; provided, that if no such offered rate appears on such page, the rate used for such Interest Period will be the per annum rate of interest determined by the Bank to be the rate at which U.S. dollar deposits for the relevant Interest Period in an amount comparable to the principal amount of the Note, are offered to the Bank in the London Inter-Bank Market as of 11:00 A.M. (London, England time), on the day which is two (2) Business Days prior to the first day of such Interest Period, divided by

(ii) a percentage equal to 1.00 minus the maximum reserve percentages (including any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upward to the next 1/100th of 1%) in effect on any day to which Bank is subject with respect to any One Month LIBOR loan pursuant to regulations issued by the Board of Governors of the Federal Reserve System with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). This percentage will be adjusted automatically on and as of the effective date of any change in any reserve percentage.

     Anything to the contrary provided herein notwithstanding, upon any increase in the reserve percentage by the Board of Governors of the Federal Reserve System, Borrower shall have the right to request (which request shall not be unreasonably denied by Bank) the use of the thirty (30) day

Secondary Certificate of Deposit Rate or some other mutually agreed upon index instead of the One Month LIBOR-Indexed Rate. The term “Secondary Certificate of Deposit Rate: shall mean:

(i) the Secondary Certificate of Deposit Rate per annum for 30-day period, each as in effect on the date two (2) Business Days prior to the beginning of each Interest Period, as published from time to time in the Wall Street Journal or such substitute publication or interest rate reporting service as may be designated in writing from time to time by Bank to Borrower, in any such case rounded, if necessary to the higher 1/16 of 1.0% if the rate is not such a multiple.

     If the Bank determines in its sole discretion at any time (the “Determination Date”) that it can no longer make, fund or maintain One Month LIBOR-Indexed Rate and/or Secondary Certificate of Deposit Rate loans for any reason, including without limitation illegality, or the One Month LIBOR Indexed Rate and/or Secondary Certificate of Deposit Rate cannot be ascertained or do not accurately reflect the Bank’s cost of funds, or the Bank would be subject to Additional Costs that cannot be recovered from Borrower, then the Bank will notify Borrower and thereafter will have no obligation to make, fund or maintain One Month LIBOR-Indexed Rate and/or Secondary Certificate of Deposit Rate loans. Upon such Determination Date, this Note shall be converted to a variable rate loan based upon the Prime Rate (as hereinafter defined), with the interest rate adjusting simultaneously with any fluctuation in said Prime Rate. “Prime Rate” shall mean the publicly announced prime lending rate of the Bank from time to time in effect, which rate may not be the lowest or best lending rate made available by the Bank.

     The term “Business Day” as hereinabove used shall mean a day on which the foreign exchange markets in London, England are open for business. The term “Interest Rate Determination Date” as hereinabove used means November 1, 2004, and the first (1st) Business Day of each calendar month thereafter. The term “Interest Period” as hereinabove used means the period commencing on each Interest Rate Determination Date and ending the day before the next Interest Rate Determination Date.

     Interest hereunder shall be computed on the basis of a three hundred sixty (360) day year, calculated for the actual number of days elapsed, provided, however, that the Interest Rate charged hereunder shall never exceed the maximum rate allowed, from time to time, by applicable law.

     Monthly payments consisting of accrued interest at the applicable Interest Rate pursuant to the foregoing provisions of this Note shall be due and payable beginning on December 1, 2004, and continuing on the first (1st) day of each month thereafter until the Maturity Date (as defined below).

     The “Maturity Date” of this Note shall be November 1, 2006. Notwithstanding any contrary provision of this Note, all amounts then outstanding under this Note, if not sooner paid, shall be due and payable in full on the Maturity Date as defined above.

     In the event that any applicable law or regulation or the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) (i) shall change the basis of taxation of payments to the Bank or any amounts payable by Borrower hereunder (other than taxes imposed on the overall net income of the Bank) or (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Bank, or (iii) shall impose any other condition with respect to this Note, and the result of the foregoing is to increase the cost to the Bank of making or maintaining this Note or to reduce any amount receivable by Bank hereunder, and the Bank determines that such increased costs or reduction in amount receivable was attributable to the One Month LIBOR-Indexed Rate used to establish the One Month LIBOR-Indexed Rate hereunder, then Borrower shall from time to time, upon demand by the Bank, pay to the Bank additional amounts sufficient to compensate the Bank for such increased costs (the “Additional Costs”). A detailed statement as to the amount of the Additional Costs, prepared in good faith and submitted to Borrower by the Bank, shall be conclusive and binding in the absence of manifest error.

     A payment due hereunder shall be deemed late if it is not received by the Bank on or before ten (10) days after the due date of such payment, and each late payment shall automatically incur a late charge, payable immediately, equal to five percent (5%) of such payment. This late charge provision shall not limit the operation of any other provision of this Note regarding payments that are not made when due hereunder. Further, notwithstanding any other rate of interest provided for herein, the Interest Rate applicable to any payment or payments of principal or interest, or any part thereof, not received by the Bank within ten (10) days after the due date thereof shall thereafter be the maximum rate allowed, from time to time, by applicable law (the “Default Rate”).

     Further still, Borrower shall be in default of this Note in the event that any payment of principal or interest, or any part thereof, is not received by the Bank within ten (10) days after the due date of such payment, or upon the occurrence of any other default hereunder or under the terms of any mortgage or other loan document securing or made at any time in connection with this Note or with any loan cross-defaulted with this Note. In the event of any such default that remains uncured upon the expiration of any applicable grace or cure period, the principal sum remaining unpaid hereunder, together with all accrued and unpaid interest thereon, and all other liabilities of the Borrower under this Note, shall become due and payable at any time thereafter at the option of the Bank, immediately upon the Bank’s written notice or demand. Also in that event, the Bank shall have the remedies of a secured party under the Uniform Commercial Code and, without limiting the generality of the foregoing, the immediate and unconditional right to set off against this Note all money owed by Bank in any capacity to each “Obligor” (which term includes Borrower and any guarantor or other person or entity now or hereafter obligated for all or part of the indebtedness of Borrower under this Note, or under any mortgage or other loan document securing or made at any time in connection with this Note, whether or not then otherwise due, and also to set off against all other liabilities of each Obligor to Bank all money owed by Bank in any capacity to each Obligor; and, Bank shall be deemed to have exercised such right of set-off and to have made a charge against any such money immediately upon the occurrence of such default that remains uncured upon the expiration of any applicable grace or cure period, even though such a charge is made or entered on the books of Bank at a later time.

     In enforcing its remedies for default, unless any collateral security for this Note (“Collateral”) is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market, the Bank will give Borrower reasonable notice of the time and place of any public sale thereof or of the time after which any private sale or any other intended disposition thereof is to be made. The requirement of reasonable notice shall be met if such notice is mailed, postage prepaid, to Borrower at the address given below or at any other address shown on the records of the Bank, at least five (5) days before the time of the sale or disposition. In connection with the disposition of any Collateral at the instance of the Bank, Borrower shall be and remain liable for any deficiency, and Bank shall account to Borrower for any surplus, provided, however, that the Bank shall have the right to apply all or any part of such surplus (or to hold the same as a reserve against) any and all other liabilities of Borrower to Bank, and further provided that no provision of this Note or of any mortgage or other loan document securing or made at any time in connection with this Note shall be construed to require that the Bank seek recourse against any Collateral before or to the exclusion of any other default rights and remedies that the Bank may have under applicable law. Borrower promises and agrees to pay all costs and expenses of collection and reasonable attorneys’ fee, including costs, expenses and reasonable attorneys’ fees on appeal, if sought or collected by the Bank through legal proceedings or through an attorney at law.

     Bank shall have the right, which may be exercised at any time whether or not this Note is then due, to notify any one or more of the Obligors to make payment to Bank on any amounts due or to become due on any Collateral. In the event of any default hereunder (subject to any applicable cure period), Bank shall thereafter have, but shall not be limited to, the following rights; (i) to transfer this Note and the Collateral, whereupon Bank shall be relieved from all further liabilities, duties and responsibilities hereunder and with respect to any Collateral so pledged or transferred, and any transferee shall for all purposes stand in the place of Bank hereunder and have all the rights of Bank hereunder; (ii) to transfer the whole or any part of the Collateral into the name of itself or its nominee; (iii) to vote the Collateral; (iv) to demand, sue for, collect, or make any compromise or settlement it deems desirable with reference to the Collateral; and, (v) to take control of any proceeds of Collateral.

     No delay or omission on the part of Bank in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note. Presentment, demand, protest, notice of dishonor, and extension of time without notice are hereby waived by Borrower and each and every other Obligor. Except as otherwise expressly provided in this Note or by applicable law, any notice to Borrower regarding this Note shall be sufficiently served for all purposes if placed in the mail, postage prepaid, addressed to or left upon the premises at the address shown below or any other address shown on the Bank’s records. Time is of the essence in all matters relating to this Note.

     JURY TRIAL WAIVER. BORROWER AND BANK HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE THE RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY OTHER DOCUMENT OR INSTRUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR BANK ENTERING INTO THIS AGREEMENT. FURTHER, BORROWER HEREBY CERTIFIES THAT NO

REPRESENTATIVE OR AGENT OF BANK, NOR BANK’S COUNSEL HAS THE AUTHORITY TO WAIVE, CONDITION, OR MODIFY THIS PROVISION.

     IN WITNESS WHEREOF, Borrower has executed and delivered this Note on the date first above written.

Borrower: SADDLEBROOK RESORTS, INC., a Florida corporation
By:	/s/ Thomas L. Dempsey
Thomas L. Dempsey
Its Chief Executive Officer

Borrower’s Address:
5700 Saddlebrook Way
Wesley Chapel, Florida 33543

THIS NOTE, TOGETHER WITH THAT CERTAIN PROMISSORY NOTE OF EVEN DATE HEREWITH BY BORROWER IN FAVOR OF BANK IN THE AMOUNT OF $12,000,000.00 (COLLECTIVELY, THE “RENEWAL NOTES”), HAVE BEEN GIVEN IN RENEWAL OF THAT CERTAIN CONSOLIDATED PROMISSORY NOTE (THE “CONSOLIDATED NOTE”) DATED JUNE 29, 1998, IN THE ORIGINAL PRINCIPAL AMOUNT OF $26,000,000.00, GIVEN BY BORROWER IN FAVOR OF TEXTRON FINANCIAL CORPORATION, AS ASSIGNED TO BANK. THE RENEWAL NOTES EVIDENCE ONLY THE PRINCIPAL BALANCE OF THE CONSOLIDATED NOTE, NOT INCLUDING ANY INTEREST. THUS, NO ADDITIONAL DOCUMENTARY STAMP TAXES OR NON-RECURRING INTANGIBLES TAXES ARE DUE IN CONNECTION WITH THE EXECUTION OF THE RENEWAL NOTES OR THE EXECUTION AND FILING OF THE SECOND AMENDED AND RESTATED MORTGAGE SECURING THE RENEWAL NOTES.

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